EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sphere 3D Corp. of our report dated March 30, 2017, relating to the consolidated financial statements of Sphere 3D Corp., appearing in the Annual Report on Form 20-F of Sphere 3D Corp. for the year ended December 31, 2016 (and expresses an unqualified opinion and includes an explanatory paragraph regarding Sphere 3D Corp.’s going concern uncertainty), filed with the Securities and Exchange Commission.

/s/Moss Adams LLP

San Diego, California
August 24, 2017